SCHEDULE A

The business address for each of the persons listed below is c/o Clayton, Dubilier & Rice, LLC, 550 Madison Avenue, New York, New York 10022, and the business telephone number of each such person is 212-407-5200.

Name	Title/Principal Occupation or Employment	Citizenship
Donald J. Gogel	Mr. Gogel is a director and officer of CD&R Investment Associates XII, Ltd.	United States of America
Nathan K. Sleeper	Mr. Sleeper is a director and officer of CD&R Investment Associates XII, Ltd.	United States of America
David A. Novak	Mr. Novak is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Richard J. Schnall	Mr. Schnall is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Jillian C. Griffiths	Ms. Griffiths is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Rima Simson	Ms. Simson is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Theresa A. Gore	Ms. Gore is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Andrew V. Jaskol	Mr. Jaskol is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Andrew Parker	Mr. Parker is an officer of CD&R Investment Associates XII, Ltd.	United States of America
Benjamin Knappmiller	Mr. Knappmiller is an officer of CD&R Investment Associates XII, Ltd.	United States of America